Filed Pursuant to Rule 433

Registration No. 333-271899-12

Bridgecrest (BLAST 2026-3) – Pricing Details (ext)

$725.000mm Subprime Auto Loan ABS

Joint Lead Bookrunners: BMO Capital Markets (str), Citi, and Wells Fargo

Co-Manager(s): Deutsche Bank

- Anticipated Capital Structure -

CLS	AMT($MM)	WAL*	S&P/DBRS**	BENCH	SPD	YLD(%)	CPN(%)	$PX

A1	96.510	0.12	A-1+/R-1(H)	I-Curve	+ 29	3.997	3.997	100.00000
A2	134.720	0.54	AAA/AAA	I-Curve	+ 55	4.512	4.46	99.99479
A3	134.720	1.24	AAA/AAA	I-Curve	+ 57	4.692	4.64	99.99204
B	83.230	1.86	AA/AA	I-Curve	+ 65	4.896	4.84	99.98816
C	106.400	2.45	A/A	I-Curve	+ 80	5.081	5.02	99.98172
D	107.250	3.24	BBB/BBB	I-Curve	+ 135	5.660	5.59	99.98730
E	62.170	3.71	BB-/BB	I-Curve	+ 315	7.477	7.36	99.99036

* WAL at 1.75% ABS to 10% clean-up call

** Expected Ratings

Transaction Details

Ticker : BLAST 2026-3

Offered Size : $725.000mm

Pxg Speed : 1.75% ABS to 10% clean-up call

Offering Format : SEC Registered (A1 – D) | 144A (E)

ERISA : Classes A1-D (Yes) | Class E (No)

Min Denom : Classes A1-D ($1k x $1k) | Class E upsize ($900k x $1k)

Exp. Ratings : S&P / DBRS

First Payment Date : 8/17/2026

B&D : BMO Capital Markets

Offering Materials

Preliminary OM : Attached

DealRoadshow Link : https://dealroadshow.finsight.com

DealRoadshow Password : BLAST263

Intex/CDI : Attached

Intex Deal Name : bmoibblast263_upsize

Intex Password : 667Y

Anticipated Timing

Exp. Settle : 7/30/2026

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-200-0266.